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EXHIBIT 21.1



           LIST OF SUBSIDIARIES OF SPORTSNUTS.COM INTERNATIONAL, INC.

                  SportsNuts.com, Inc., a Delaware corporation
                    Sportzz.com, Inc., a Delaware corporation
              SportsNuts.com Network, Inc., a Delaware corporation